Exhibit 4g

CONTRACT SPECIFICATIONS

Contract Number:	88-XXXXXXXX
Annuitant:	ABE LINCOLN
Age at Issue:	53
Contract Date:	February 28, 2020
Initial Gross Purchase Payment:	$12,958.39
Maturity Date:	October 14, 2065
Owner(s):	MARY LINCOLN
Beneficiary Designation:	Refer to the Client Information Profile
Death Benefit on Contract Date:	Contract Value

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

Minimum Subsequent Gross Purchase Payment Transmitted Electronically: $25

Minimum Subsequent Gross Purchase Payment Transmitted Other Than Electronically: $100

Minimum Allocation to Any One Variable Subaccount: $20

Minimum Initial Allocation To The DCA Fixed Account: $1,500

ACCOUNT FEE:

The Account Fee is $240.00 per Contract Year. The annual fee is divided by twelve to calculate the monthly Account Fee that will be deducted on a monthly basis. The monthly Account Fee of $20.00 will be deducted on the same calendar day as the Contract Date, unless the Contract Date is the 29th, 30th or 31st of the month, in which case it will be deducted no earlier than the 28th day of the month. If such day is not a Valuation Date and the monthly Account Fee is due, the fee will be deducted on the first Valuation Date following such calendar day.

If the Contract is surrendered prior to the last day of the month the monthly fee is due, the full monthly Account Fee will be deducted upon the surrender. The monthly Account Fee will be deducted from each Variable Subaccount and any DCA Fixed Account on a pro-rata basis.

Prior to the Annuity Commencement Date, if the Contract Value equals or exceeds $250,000.00 on the Valuation Date the monthly Account Fee is due, the fee will be waived for the month for which the monthly Account Fee would otherwise have been due.

The monthly Account Fee will also be waived on and after the Annuity Commencement Date. In addition, if the Contract Value equals or exceeds $250,000.00 on the Valuation Date immediately preceding the Annuity Commencement Date, the charge shown under the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE provision will be reduced to 0.00%.

SALES CHARGE:

A Sales Charge will not apply to this Contract.

VARIABLE ACCOUNT:

Lincoln Life Variable Annuity Account N.

DCA FIXED ACCOUNT:

Form 30070-CD-A 8/03

Minimum Guaranteed Interest Rate:

1.75% All Years

VARIABLE ACCOUNT REQUIREMENTS:

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COM- MENCEMENT DATE.

We assess a daily charge equal on an annual basis to the percentage shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentage shown.

If, on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

Death Benefit Option(s):	Charges:
-Contract Value Death Benefit:	0.10%

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 0.10%

The daily charge will not exceed the percentage shown.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

Transfers cannot be made during the first 30 days.

The amount being transferred may not exceed LNL’s maximum amount limit then in effect.

LNL reserves the right to require a 30-day minimum time period between each transfer.

Maximum Number of Transfers: 12 per Contract Year. Transfers in excess of 12 per Contract Year must be authorized by LNL.

Variable Account:

Minimum Single Transfer Amount From A Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

Minimum Transfer Amount To A Variable Subaccount: $300

WITHDRAWAL AND SURRENDER REQUIREMENTS:

Minimum Partial Withdrawal Amount: $300

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

None

ANNUITY PAYMENT REQUIREMENTS:

Determination of the First Annuity Payment Date:

For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

Minimum Annuity Payment Amount: $50

Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 1.5%

Assumed Investment Rate for the Variable Annuity Payment: Between 3% and 6%